Exhibit 99.1

FARO Receives Another Major Laser Tracker Order from Boeing

          LAKE MARY, Fla., Dec. 1 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO), the world’s only single source for a complete line of portable CAM2 solutions, announced the receipt of an order for 12 FARO Laser Tracker Xi units from The Boeing Company.

          “This latest order follows a 10-Laser Tracker order for Boeing’s Rotorcraft Facility in Philadelphia, Pa., in July,” FARO CEO and Chairman Simon Raab said. “We are pleased to continue the relationship by supplying these additional units inside Boeing thanks to our exceptional new product line and team support.”

          The Computer Aided Manufacturing Group of Boeing Integrated Defense Systems in Seattle, Wash., will use five of the FARO Trackers to support multiple defense projects. The other seven Trackers will be used in Everett, Wash. for the Boeing 747 Automated Fuselage Assembly program in Boeing Commercial Airplanes, and tooling inspection.

          The FARO Laser Tracker is a portable, three-dimensional measurement system that uses laser technology to effectively and accurately measure large parts, tooling and machinery within its 230-ft. range.

          Set on a tripod, it operates by bouncing a beam off a movable, reflective target that is guided along the surface to be measured. By simultaneously measuring two angles and the distance, it can pinpoint the position of the target to an accuracy of up to 0.001 in. As a user moves the target from one location to another, the Tracker follows, recording position points in the software of its laptop computer. If, at any point, the beam between the Tracker and target is interrupted, its XtremeADM feature allows it to re- acquire the beam without returning to a reference point. Once the target has been traced over the entire object, the Tracker compiles a 3D image of the object as a digital file.

          Besides its applications at Boeing and other aerospace companies, FARO Laser Trackers are also used in many other industries for tasks where large- scale, high-precision measurement is needed, including aligning robotic assemblies.

          About FARO

          With more than 9,100 installations and 4,100 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.  SOURCE  FARO Technologies, Inc.

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          /EDITORS’ ADVISORY:  Download 300dpi images for this release at http://www.faro.com/Newsroom/Image_Gallery.asp/
          /CONTACT:  Darin Sahler, Global Public Relations Officer, sahlerd@faro.com, or Greg Fraser, EVP, fraserg@faro.com, both of FARO Technologies, Inc., +1-407-333-9911/
          /Web site:  http://www.faro.com /
          (FARO)